CONFIDENTIAL

AMENDMENT NUMBER 1

This amendment (the “Amendment”) between the parties signing below (“Parties’”) amends the Existing Agreement as of DATE:

Term	Means
“Existing Agreement”	The Administration, Bookkeeping and Pricing Services Agreement between ALPS and Fund dated June 19, 2018 as amended or restated from time to time
“ALPS” “Service Provider”	ALPS Fund Services, Inc.
“Fund”	Flat Rock Opportunity Fund

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS Fund Services, Inc.		Flat Rock Opportunity Fund
By:		By:
Name:	Michael Sleightholme	Name:	Richard A. Petrocolli
Title:	Authorized Representative	Title:	COO/CFO

Schedule A to this Amendment
Amendments

The Existing Agreement is amended as follows:

1.	Services. ALPS will provide the Fund with the additional services (the “Additional Services”) described in Appendix I, attached hereto. Except as otherwise set forth herein, the provision of the Additional Services and duties of each party in connection therewith will be governed under the terms and conditions of the Existing Agreement.

2.	Compensation. In consideration of the Additional Services performed under this Amendment Number 1, the Fund shall pay ALPS the fees listed in Appendix II, attached hereto. The imposition of such fees will commence beginning 2/1/2020. These fees are subject to an annual cost of living increase, as further described in the Existing Agreement.

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.

APPENDIX I

Additional Services

The following Additional Services are to be performed by ALPS for the compensation noted in Appendix II.

Fund Administration

•	Coordinate the preparation and filing of Forms N-PORT and N-CEN with the Securities and Exchange Commission

Revisions to, or the addition of new services to the services listed above (including but not limited to new or revised services related to regulatory changes or special projects) shall be subject to additional fees as determined by ALPS.

APPENDIX II

Compensation

Fees for the Additional Services:

For the Additional Services, the Fund will pay to ALPS an annual fee equal to $-*

* This fee is subject to an annual cost of living adjustment as described in Section 2(a) of the Agreement.

The above fees are based on assumptions derived from the Fund’s historical portfolio information and/or information provided by the Fund. ALPS’ fees are subject to revision by ALPS, upon prior notice to the Fund, if ALPS determines that the Fund’s portfolio composition changes or additional work is required by ALPS as it originally contemplated for its provision of the Additional Services. The Fund’s use of alternative data suppliers may result in additional fees as determined by ALPS.

Third Party Expenses:

All third party expenses incurred in providing the Additional Services will be billed to the Fund, including, but not limited to, expenses related to security reference data, portfolio risk metrics, valuation leveling and/or similar data provided by third party suppliers. For third party suppliers from which the Fund receives services as part of an existing ALPS relationship or agreement, the Fund will be billed the amount attributable to the services it received, calculated before application of any discount that ALPS may receive as part of its overall relationship with the supplier (if applicable). All expenses in which a third party supplier does not have an established relationship with ALPS will be billed to the Fund as incurred.